Filed in the Office of	Business Number E41364002024-2
FVAguilar	Filing Number 20244506014
Secretary of State State Of Nevada	Filed On 12/2/2024 2:46:00 PM
	Number of Pages 3

FRANCISCO V. AGUILAR
Secretary of State
401 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

- [x] **Certificate of Designation**
- [ ] **Certificate of Amendment to Designation - Before Issuance of Class or Series**
- [ ] **Certificate of Amendment to Designation - After Issuance of Class or Series**
- [ ] **Certificate of Withdrawal of Certificate of Designation**

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity: Powerlink Digital Partners I, Inc. Entity or Nevada Business Identification Number (NVID): E41364002024-2
2. Effective date and time:	For Certificate of Designation or Amendment to Designation Only (Optional): Date: ____ Time: ____ (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing: Series A Preferred Stock
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing:
5. Amendment of class or series of stock:	☐ Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued. ☐ Certificate of Amendment to Designation- After Issuance of Class or Series The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.
6. Resolution: Certificate of Designation and Amendment to Designation only)	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.* Powerlink Digital Partners I, Inc. hereby creates a Series A Preferred Stock with the following rights (see attached)
7. Withdrawal:	Designation being Withdrawn: ____ Date of Designation: ____ No shares of the class or series of stock being withdrawn are outstanding. The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *
8. Signature: (Required)	X DocuSigned by: [signature] 4D5EA0D0B770438... Signature of Officer Date: 11/29/2024

* Attach additional page(s) if necessary
This form must be accompanied by appropriate fees.

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF SERIES A PREFERRED STOCK OF POWERLINK DIGITAL PARTNERS I, INC.

PowerLink Digital Partners I, Inc., a corporation organized and existing under the laws of the State of Nevada (the "**Company**"), hereby certifies that the following resolution was adopted by the Board of Directors of the Company (the "**Board**") on November 29, 2024 in accordance with the provisions of its Articles of Incorporation, as may be amended and/or restated from time to time (the "**Articles of Incorporation**") and bylaws ("**Bylaws**").

"**WHEREAS,** pursuant to Article III, Section 3.03 of the Articles of Incorporation, the total number of authorized shares of Preferred Stock is 10,000,000 shares and the number of authorized, unissued shares of Preferred Stock, as of the date hereof, is 10,000,000 shares; and

WHEREAS, pursuant to Article III, Section 3.03 of the Articles of Incorporation, the Board has the authority to authorize the issuance of the Preferred Stock from time to time in one or more classes or series, and to state in the resolution or resolutions from time to time adopted providing for the issuance thereof the designations, relative rights, preferences, privileges, powers and restrictions of the Preferred Stock.

RESOLVED, that pursuant to the authority granted to and vested in the Board in accordance with the provisions of the Articles of Incorporation and Bylaws, the Board hereby authorizes a series of the Company's Preferred Stock, and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges, powers and restrictions thereof as follows:

I. NAME OF THE COMPANY

PowerLink Digital Partners I, Inc.

II. DESIGNATION; AMOUNT

A. Designation. The designation of said series of preferred stock shall be Series A Convertible Preferred Stock, $0.001 par value per share (the "**Series A Preferred Stock**").

B. Number of Shares. The number of shares of Series A Preferred Stock authorized shall be 10,000.

III. DIVIDENDS

The holders of the Series A Preferred Stock (each, a "**Holder**") shall have no rights to dividends except as may be declared by the Board from time to time.

IV. CONVERSION

The holders of the Series A Preferred Stock shall have no conversion rights.

V. VOTING RIGHTS

Holders of the Series A Preferred Stock have the right to cast ten thousand (10,000) votes per share on all matters submitted to a vote of holders of the Common Stock, including the election of directors and all other matters as required by law. There is no right to cumulative voting in the election of directors. The holders of Series A Preferred Stock shall vote together with all other classes and series of Common Stock as a single class on all actions to be taken by the Common Stock holders, except to the extent that voting as a separate class or series is required by law.

VI. LIQUIDATION

A. In the event of any liquidation, dissolution or winding up of the Company (each of such events, a "**Liquidation**"), either voluntary or involuntary, the Holders of record shall be entitled to participate in any

distribution out of the assets of the Company on an equal basis per share with the holders of the Common Stock.

B. A sale of all or substantially all of the Company's assets or an acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, a reorganization, consolidated or merger) that results in the transfer of fifty percent (50%) or more of the outstanding voting power of the Company, shall not be deemed to be a Liquidation for purposes of this Certificate of Designation.

IN WITNESS WHEREOF, the undersigned has signed this Certificate of Designations, Preferences and Rights of PowerLink Digital Partners I, Inc., as of the 29th day of November, 2024.

POWERLINK DIGITAL PARTNERS I, INC.

By: DocuSigned by: ______________________
William B. Hoagland, Chief Executive Officer